Exhibit 99.1

Vince Holding Corp. Announces Closing of

Senior Secured Term Loan Facility and Senior Secured Revolving Credit Facility

NEW YORK, New York – August 22, 2018 – Vince Holding Corp. (NYSE: VNCE), a leading global luxury apparel and accessories brand (“Vince” or the “Company”), today announced the closing of a new $27.5 million senior secured term loan facility (the “Term Loan Facility”) and a new $80 million senior secured revolving credit facility (the “Revolving Credit Facility”).

The new Term Loan Facility replaces the Company’s prior $29 million term loan facility maturing in November 2019.  The new Revolving Credit Facility replaces the Company’s prior revolving credit facility, which was capped at $70 million, and carries a slightly improved interest rate of either LIBOR plus 1.5% to 2% or the prime rate plus 0.5% to 1%.  For more information about the Term Loan Facility and the Revolving Credit Facility, please refer to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission concurrently with this release.

David Stefko, EVP, Chief Financial Officer of Vince commented, “We are very pleased to have completed both the Term Loan Facility as well as the Revolving Credit Facility. Since we began our turnaround efforts, we have made great strides in enhancing our product assortments, repositioning and strengthening our wholesale channel partnerships and elevating our focus on the direct-to-consumer channel, all of which have generated highly favorable response as reflected in our first quarter results. With this enhanced capital structure in place, we have even greater financial flexibility to continue to execute on our strategic initiatives and achieve our long term growth objectives. We look forward to sharing more with you on our earnings call next month.”

About Vince

Established in 2002, Vince is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day. The collections are inspired by the brand’s California origins and embody a feeling of warm and effortless style. Vince designs uncomplicated yet refined pieces that approach dressing with a sense of ease. Known for its range of luxury products, Vince offers women’s and men’s ready-to-wear, shoes, and capsule collection of handbags, and home for a global lifestyle. Vince products are sold in prestige locations worldwide. As of June 11, 2018, the Company operated 44 full-price retail stores, 14 outlet stores and its e-commerce site, vince.com. The Company is headquartered in New York and operates a design studio in Los Angeles. Please visit www.vince.com for more information.

Forward-Looking Statements: This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, margins, expenses and earnings and are indicated by words or phrases such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: our ability to continue having the liquidity necessary to service our debt, meet contractual payment obligations, and fund our operations; our ability to comply with the covenants under our credit facilities; our ability to successfully operate the newly implemented systems, processes and functions recently transitioned from Kellwood Company; our ability to remediate the identified material weaknesses in our internal control over financial reporting; further impairment of our goodwill and indefinite-lived intangible assets; our ability to realize the benefits of our recently announced strategic initiatives; the execution and management of our retail store growth plans; our ability to make lease payments when due; our ability to ensure the proper operation of the distribution facility by a third-party logistics provider; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection and customer service; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to manage excess inventory in a way that will promote the long-term health of the brand; changes in consumer confidence and spending; our ability to maintain projected profit margins; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies; our ability to expand our product offerings into new product categories, including the ability to find suitable licensing partners; our ability to successfully implement our marketing initiatives; our ability to protect our trademarks in the U.S. and internationally; our ability to maintain the security of electronic and other confidential information; serious disruptions and catastrophic events; changes in global economies and credit and financial markets; competition; our ability to attract and retain key personnel; commodity, raw material and other cost increases; compliance with domestic and international laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification and other third-party coverage of any losses suffered in connection therewith; effect of the U.S. federal income tax law reform; other tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described under “Item 1A—Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

This press release is also available on the Vince Holding Corp. website (http://investors.vince.com/).

Investor Relations Contact:

Jean Fontana

ICR, Inc.

Jean.fontana@icrinc.com

646-277-1200